Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES PROFITABLE Q3 RESULTS	For Immediate Release

MOUNT CLEMENS, Mich., October 31, 2008 -- Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today reported earnings for the quarter ended September 30, 2008. Net income for the third quarter of 2008 was $104,000, or $0.03 per diluted share, compared to $597,000, or $0.16 per diluted share, for the third quarter ended 2007. Net income for the nine months ended September 30, 2008 was $619,000, or $0.17 per diluted share, compared to net income of $1,791,000, or $0.46 per diluted share, for the nine months ended September 30, 2007.

David A. Widlak, President and CEO commented, “We continue to center on those activities which grow revenue and increase our bank capital. Our focus continues to be directed at development of our deposit base, diversification of revenue and a reduction in nonperforming assets. At September 30, 2008, we remained “Well Capitalized,” the highest regulatory capital level. We remain vigilant in our current economic environment and aware of the challenges at hand as we continue our efforts to stem the increase and ultimately reduce current levels of nonperforming assets and strengthen the core operations of the Bank. While earnings continue to be pressured by the tough Michigan economy, our strategy is to diversify revenue and maintain capital at the Bank and Holding Company.”

Total deposits increased $32.4 million for the first nine months of 2008, with $11.2 million occurring in noninterest bearing demand deposits. Despite the competitive rate environment for deposits and a higher than anticipated cost of funds, we did improve net interest margin over the previous quarterly period.  Net interest margin, on a fully tax-equivalent basis, was 2.36% for the three months ended September 30, 2008, up from 2.28% for the prior quarter ended June 30, 2008, but down from 2.83% for the three months ended September 30, 2007.

The Corporation recorded a $1.1 million provision for loan losses in the third quarter of 2008, based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. Total nonperforming assets (which include nonaccruing loans, accruing loans 90 days or more past due, troubled debt restructured loans and foreclosed assets) as a percentage of total assets was 5.00% at September 30, 2008, compared to 4.20% at June 30, 2008 and 3.61% at December 31, 2007. The allowance for loan losses at September 30, 2008, was $7.8 million, or 1.96% of total loans and 30.59% of nonperforming loans (which includes nonaccruing loans, accruing loans 90 days or more past due and troubled debt restructured loans) versus $6.4 million, or 1.64% and 35.70% at December 31, 2007, respectively. Net loan charge offs on an annualized basis totaled 91 basis points for the first nine months of 2008 versus 28 basis points for the first nine months of 2007. Total year to date net loan charge offs were $2.7 million in 2008 versus $771,000 in 2007. On a positive note, we recorded $271,000 in recoveries for the first nine months of 2008 versus $45,000 for the first nine months of 2007.

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Community Central Bank Corp. – 2

Noninterest income was $2.1 million for the third quarter of 2008, increasing $260,000, or 14.2%, from the third quarter of 2007. The increase was primarily related to a net increase in the fair market value of assets and liabilities as measured under Statement of Financial Accounting Standards (SFAS 159). The increase was largely attributable to the fair value of the subordinated debenture connected with the February 2007 Trust Preferred Issuance. The net change in fair value which was largely associated with this instrument and the corresponding interest rate swap totaled $1.1 million in unrealized gains for the third quarter of 2008, as recorded in other income. The widening of market credit spreads for trust preferred securities experienced in the third quarter of 2008 dramatically increased the relative fair value of this financial liability. The Corporation hedges against changes in interest rates with an interest rate swap, which is also accounted for under SFAS 159. The hedge does not cover changes in credit spreads, which typically occur over much longer periods of time than we are currently experiencing.  Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Noninterest income was $7.5 million for the first nine months of 2008, increasing $3.1 million, or 69.5%, from the first nine months of 2007. The increase was largely attributable to the aforementioned net change in fair value of the subordinated debenture over the nine month period.

Noninterest expense was $3.9 million for the third quarter of 2008, increasing $392,000 or 11.2% from the third quarter of 2007. Decreases in salaries and benefits of $97,000, or 4.9%, from staffing reductions were offset by an increase in other expense of $472,000 or 43.8%. These other expenses included valuation charges incurred on foreclosed property and legal expense on loan workouts. Noninterest expense was $11.2 million for the first nine months of 2008, increasing $841,000 or 8.1% from the third quarter of 2007, again resulting from increases in valuation costs incurred on foreclosed property and other workout related costs which exceeded cost-savings achieved in other expense areas.

At September 30, 2008, the Corporation’s total assets were $552.9 million, an increase of $32.6 million from December 31, 2007. Total loans of $398.2 million increased slightly, up $8.3 million, or 2.1%, from December 31, 2007. Increases in commercial loans were partially offset by decreases in all other loan categories. Total deposits of $361.0 million increased $32.4 million, or 9.9%, for the first nine months of 2008. Increases for the first nine months were primarily comprised of noninterest bearing demand deposits of $11.2 million, savings and interest bearing checking of $7.6 million and time deposits of $13.6 million. Total stockholders’ equity of $33.5 million increased slightly from $33.2 million at December 31, 2007 as increases in retained earnings were offset by year to date cash dividends and decreases in accumulated other comprehensive income as a result of changes in the market value of available for sale securities.

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Community Central Bank Corp. – 3

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and Northwest Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data

	Three months ended		Nine months ended
	September 30,		September 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2008	2007	2008	2007
	(In thousands)		(In thousands)
OPERATIONS
Interest income
Loans	$6,378	$7,177	$19,242	$20,914
Taxable securities	954	774	2,722	2,246
Tax-exempt securities	141	350	517	1,097
Federal funds sold	64	155	373	541

Total interest income	7,537	8,456	22,854	24,798

Interest expense
Deposits	2,887	3,607	9,233	10,761
Rep Agreement and Fed Funds	304	245	823	638
FHLB Advances	1,218	1,038	3,692	2,934
ESOP loan interest	- - -	1	1	5
Subordinated debentures	195	315	702	1,268

Total interest expense	4,604	5,206	14,451	15,606

Net interest income	2,933	3,250	8,403	9,192

Provision for credit losses	1,084	775	4,068	1,000

Net interest income after provision	1,849	2,475	4,335	8,192

Noninterest income
Fiduciary income	82	124	288	322
Deposit service charges	109	105	383	285
Net realized security gains	84	(31)	194	(44)
Mortgage banking income	461	494	1,341	1,842
Other income	1,359	1,143	5,248	1,993

Total noninterest income	2,095	1,835	7,454	4,398

Noninterest expense
Salaries, benefits and payroll taxes	1,884	1,981	5,551	6,027
Occupancy expense	444	427	1,357	1,344
Other operating expense	1,549	1,077	4,284	2,980

Total noninterest expense	3,877	3,485	11,192	10,351

Income before taxes	67	825	597	2,239

Provision for income taxes	(37)	228	(22)	448

Net income	$104	$597	$619	$1,791

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Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
PER SHARE DATA
Basic earnings per share	$0.03	$0.16	$0.17	$0.46
Diluted earnings per share	$0.03	$0.16	$0.17	$0.46
Book value per share	$8.96	$9.18	$8.96	$9.18
Basic average shares outstanding (000’s)	3,734	3,760	3,730	3,870
Diluted average shares outstanding (000’s)	3,734	3,799	3,732	3,920
Actual shares outstanding (000’s)	3,735	3,697	3,735	3,697

Net interest margin (fully tax-equivalent)	2.36%	2.83%	2.27%	2.71%

Condensed Balance Sheet
	Unaudited	Audited
	September 30,	December 31,
	2008	2007
		(In thousands)
Assets
Cash and equivalents	$38,488	$9,183
Investments	73,145	73,313
Trading securities	17,375	20,115
Residential mortgage loans held for sale	1,362	4,848
Loans	398,180	389,912
Allowance for loan losses	(7,796)	(6,403)
Other assets	32,170	29,337

Total Assets	$552,924	$520,305

Liabilities and Stockholders’ Equity
Deposits	$361,007	$328,635
Repurchase agreements	35,164	32,659
Federal Home Loan Bank advances	105,510	104,495
Other liabilities	4,090	3,691
Subordinated debentures	13,699	17,597
Stockholders’ equity	33,454	33,228
	_
Total Liabilities and Stockholders’ Equity	$552,924	$520,305

Condensed balance sheet data contains adjustments for fair value option SFAS 159

OTHER DATA- dollars in thousands

Troubled debt restructuring	3,507	253
Loans past due 90 days and still accruing	295	723
Nonaccrual loans	21,683	16,962
Other real estate owned	2,161	854
Allowance for loan losses to total loans	1.96%	1.64%
Allowance for loan losses to nonperforming
loans (a)	30.59%	35.70%
Nonperforming loans to total loans	6.40%	4.60%
Nonperforming assets to total assets (b)	5.00%	3.61%

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Community Central Bank Corp.

Stockholders’ equity to total assets	6.05%	6.39%
Tier 1 Leverage Ratio	8.05%	8.37%
Tier 1 Capital to Risk-Weighted Assets	10.16%	10.29%
Total Capital to Risk-Weighted Assets	13.07%	13.28%

(a)	Nonperforming loans include nonaccrual loans, accruing loans 90 days or more past due and troubled debt restructured loans.
(b)	Nonperforming assets include nonperforming loans and forclosed assets.

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